Exhibit 99.1

November 1, 2005

Contacts:   (media) Marybeth Thorsgaard: 763-764-6364
(analysts) Kris Wenker: 763-764-2607

GENERAL MILLS ANNOUNCES EXPIRATION OF PUT OPTION FOR
ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2022

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) announced today that the right of the holders of the General Mills Zero Coupon Convertible Senior Debentures due 2022 (CUSIP Nos. 370334 AT1 and 370334 AU8) (the “debentures”) to surrender debentures for purchase by General Mills pursuant to the terms of the indenture document expired at 5:00 p.m., New York City time, on Friday, October 28, 2005.

        Debentures in an aggregate principal amount at maturity of approximately $1.86 billion were validly surrendered for purchase, and General Mills has purchased all such debentures. The purchase price of the debentures was $712.97 in cash per $1,000 principal amount at maturity of the debentures. Accordingly, the aggregate purchase price for all of the debentures validly surrendered for purchase was approximately $1.33 billion. This leaves outstanding approximately $371 million in aggregate principal amount at maturity of the debentures, or approximately $264 million of current accreted value. General Mills used the proceeds from the issuance of commercial paper to fund the purchase price of the debentures. As previously disclosed, the company also intends to settle in cash any future purchase or conversion of the remaining debentures, and will seek the consent of bondholders to amend the indenture document to expressly provide for cash settlement.